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As filed with the Securities and Exchange Commission on December 3, 2003

Registration No. 333-85808

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE
AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRECIS, INC.
(Name of issuer in its charter)

OKLAHOMA	73-1494382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2040 North Highway 360 Grand Prairie, Texas 75050 (972) 522-2008 (Address and telephone number, including area code, of registrant's principal executive offices)	Judith H. Henkels Chief Executive Officer Precis, Inc. 2040 North Highway 360 Grand Prairie, Texas 75050 (972) 522-2008 (Name, address and telephone number, of agent for service)

Copies To:

Michael E. Dunn, Esq.
Dunn Swan & Cunningham
2800 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102-5604
Telephone: (405) 945-0040
Facsimile: (405) 235-9605

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        Of the 300,000 shares of common stock registered under this Registration Statement, 222,562 shares have been sold.

PROSPECTUS

PRECIS, INC.

77,438 SHARES OF COMMON STOCK

        The shareholders listed on page 9 are offering 77,438 shares of common stock.

        These shares of common stock may be, but do not have to be, sold by the selling shareholders.

The common stock is listed on the Nasdaq SmallCap Market and is quoted under the symbol "PCIS."

        The common stock offered hereby involves a
high degree of risk. See "Risk Factors," beginning at page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2003.

PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information" (page 12).

        We call this document a prospectus. It covers shares of our common stock which are offered by the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.

        We recommend that you especially consider that information contained in "Risk Factors" (page 4). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.

Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
(972) 522-2008

Overview

        Consumer Healthcare Savings Solution.    We offer savings on healthcare services throughout the United States to persons who are under-insured. These savings are offered by accessing the same preferred provider organizations (PPOs) that are utilized by many insurance companies. These programs are sold primarily through a network marketing strategy under the name Care Entrée. We design these programs to benefit healthcare providers as well as our program members. Providers commonly give reduced or preferred rates to PPO networks in exchange for steerage of patients. However, the providers must still file claim forms and wait 30 to 60 days to be paid for their services. Our programs utilize these same provider networks to obtain the same savings for the Care Entrée program members. However, the healthcare providers are paid immediately for their services and are not required to file claim forms.

        Independent marketing representatives may enroll as representatives by paying an enrollment fee and signing a standard representative agreement. We pay independent marketing representatives commissions equal to 20% of the membership fees of members they enroll for the life of the members' enrollment. Independent marketing representatives can also recruit other representatives and earn override commissions on sales made by those recruited representatives. We pay a total of 35% in override commissions down through seven levels. We have also established bonus pools that allow independent marketing representatives who have achieved certain levels to receive commissions of up to 5% measured in part by our revenues in these programs. Independent marketing representatives can also earn a commission equal to the membership fees if three or more program members are enrolled in a month. In the month of the membership sales, no override commissions are paid to the representative's upline.

        Affordable Healthcare and Insurance Products.    In late 2001, through our subsidiary, SmartCare Insurance Agency, we contracted with numerous insurance companies to offer high deductible and scheduled benefit insurance policies. In September 2003, we renamed our Smart Care Insurance Agency, Care Financial LLP. Through our Care Financial subsidiary we continue to offer our high deductible and scheduled benefit insurance policies, but have recently added a suite of products including life insurance from Lion's Share (Allianz), Healthcare Reimbursement Accounts (HRAs) and medical and dependent care Flexible Spending Accounts (FSAs). The high deductible and scheduled benefit insurance policies and HRAs and medical and dependent care FSAs, when combined with the Care Entrée program, offer affordable well-rounded solutions for individuals and companies who are no longer able to afford or obtain traditional health insurance policies. The HRAs and medical and dependent care FSAs are also sold by our IMR's who from a regulatory standpoint are not required to be licensed to sell these products. The life insurance products offered through our partner, Lion's Share (Allianz), serve to complement our healthcare product offerings and to focus beyond our member's healthcare cost concerns, through review, assessment and needs requirement pertaining to their overall financial condition. These insurance policies are sold through our independent marketing representatives who are licensed insurance agents.

  Wholesale Membership Solution.

        Healthcare Membership Programs.    We also design healthcare membership programs for employer groups, retailers and association-based organizations. Memberships in these programs are offered and sold by direct marketing through direct sales or in-bound direct marketing. We believe that our clients, their members, and the vendors of the products and services offered through these programs, all benefit from our membership service programs. The products and services are bundled, priced and marketed, utilizing relationship marketing strategies to target the profiled needs of the clients' particular member base. Most of our memberships are sold by third-party organizations and are generally marketed using the third-party's name or brand. We refer to these programs and membership sales as wholesale programs or private label programs.

        Rental Purchase and Club Membership Programs.    We also design club membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. Memberships in these programs are offered and sold as part of a point-of-sale transaction or by direct marketing through direct mail or as inserts. Program members are offered and provided our third-party vendors' products and services. We believe that our clients, their customers, and the vendors of the products and services offered through the programs, all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular customer base. Most of our memberships are sold by third-party organizations, generally in connection with a point-of-sale transaction. We refer to these programs and membership sales as our wholesale programs.

        Benefits to Members of Our Programs.    We believe that our programs offer members an economic, efficient and convenient method for the selection of products and services. Members are entitled to savings for products and services that may not otherwise be available to them. Vendors of products and services offered and sold through the programs to members are benefitted. Vendors are provided the opportunity demographically to reach a large number of targeted customers with minimal incremental marketing cost.

The Offering

Common stock outstanding as of November 21, 2003	11,846,030 shares
Common stock to be offered	77,438 shares
Common stock to be outstanding after the offering	11,846,030 shares
Net proceeds	We will not receive proceeds from the sale of the common stock by the selling shareholders.
Common stock symbol:
Nasdaq SmallCap Market symbol	PCIS

Summary Financial Information

        The following table presents our selected historical financial data. The selected financial data presented below for the years ended on December 31, 2002 and 2001 and the balance sheet data as of those dates are audited and have been derived from our financial statements included in our annual report on Form 10-KSB that is incorporated by reference in this prospectus. The selected financial data presented below for the nine months ended September 30, 2003 and 2002 and the balance sheet data as of those dates are unaudited and have been derived from our financial statements included in our quarterly report on Form 10-Q that is incorporated by reference in this prospectus. You should read this financial data together with our financial statements and their notes.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2002	2001	2003	2002
Statement of Operations Data:
Product and service revenues	$43,115,666	$21,056,164	$31,994,932	$31,727,480

Operating expenses—
Cost of operations	11,543,406	7,399,283	9,793,017	8,075,571
Sales and marketing	17,059,248	7,164,323	12,183,400	12,655,816
General and administrative	6,095,360	3,218,261	4,706,147	4,401,222

Total operating expenses	34,698,014	17,781,867	26,682,564	25,132,609

Operating income	8,417,652	3,274,297	5,312,368	6,594,871

Other expense—
Interest income and expense, net	64,437	(81,278)	113,515	44,770
Amortization of goodwill	—	578,651	—	—

Total other expense	64,437	497,373	113,515	44,770

Earnings before income taxes	8,353,215	2,776,924	5,198,852	6,550,101
Provision for income taxes	2,874,852	175,846	1,774,743	2,348,566

Net earnings	5,478,363	2,601,078	3,424,109	4,201,533
Preferred stock dividends	14,137	236,000	—	14,137

Net earnings applicable to common stockholders	$5,464,226	$2,365,078	$3,424,109	$4,187,398

Earnings per share:
Basic	$0.46	$0.30	$0.29	$0.35

Diluted	$0.46	$0.29	$0.29	$0.35

Weighted average number of common shares outstanding:
Basic	11,790,650	8,000,042	11,840,141	11,805,297

Diluted	11,996,222	8,051,607	11,936,291	11,981,038

Cash Flows Data:
Net cash provided by operating activities	$3,989,546	$3,079,496	$6,095,077	$2,523,658

Net cash used in investing activities	(920,408)	(1,702,612)	(728,351)	(840,803)

Net cash used in financing activities	(1,212,977)	(2,162,615)	(1,044,569)	(710,537)

	December 31,
			September 30, 2003
	2002	2001
Balance Sheet Data:
Current assets	$9,206,295	$5,089,875	$14,358,024
Working capital	4,891,509	549,473	7,978,133
Total assets	35,055,686	29,326,060	39,939,309
Current liabilities	4,314,786	4,540,402	6,379,891
Stockholders' equity	29,481,672	24,407,195	32,928,012

RISK FACTORS

        The purchase of the shares of our common stock involves a high degree of risk. In addition to the other information contained elsewhere in this prospectus, you should consider the following factors and the matters discussed elsewhere in this prospectus when evaluating an investment in our common stock. Many of the factors discussed below are not within our control. We provide no assurance that one or more of these factors

•
will not adversely affect

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the market price of our common stock,

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our future operations, and

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our business,

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financial condition, or

•
results of operations

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requiring significant reduction or discontinuance of our operations,

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requiring us to seek a merger partner or

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requiring us to sell additional securities on terms that are highly dilutive to our shareholders.

We caution you that we are providing forward looking information in this prospectus.

        We have included some forward-looking statements in this section and other places in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

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discuss our future expectations;

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contain projections of our future operating results or of our future financial condition; or

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state other "forward-looking" information.

        We believe it is important to discuss our expectations; however, it must be recognized that events may occur in the future over which we have no control and which we are not accurately able to predict.

Our revenues are primarily dependent on our independent marketing representatives, whose reduced sales efforts or termination as representatives may result in significant loss of revenues.

        Our success and growth depend in large part depends upon our ability to attract, retain, and motivate the network of independent marketing representatives who principally market our Care Entrée products and services. Our independent marketing representatives typically offer and sell our Care Entrée products and services on a part-time basis and may engage in other business activities. These marketing representatives may give higher priority to other products or services, reducing their efforts devoted to marketing our Care Entrée products and services. Also, our ability to attract and retain marketing representatives could be negatively affected by adverse publicity relating to our Care Entrée products and services or our operations. Under our network marketing system, the marketing representative downline organizations are headed by a relatively small number of key representatives who are responsible for a significant percentage of our total revenues.

        The loss of a significant number of our independent marketing representatives, including any key representatives, for any reason, could adversely affect our revenues and operating results, and could impair our ability to attract new marketing representatives.

Development and maintenance of commercial relationships with preferred provider organizations are critical.

        As part of our business operations, we must develop and maintain relationships with preferred provider organizations within each market area that our Care Entrée healthcare products and services are offered. Development and maintenance of these relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of our management and marketing personnel. Because each member that receives healthcare services is self-insured for payment for the healthcare services, failure to pay or late payment by members may negatively affect our relationship with the preferred provider organizations. Consequently, preferred provider organization relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships and failures to pay for services received. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all.

        The loss of a preferred provider organization for any reason could have a material adverse effect on our business, financial condition, and results of operations.

We primarily rely on one preferred provider organization, the loss of which would be significant.

        Private Healthcare Systems, Inc. is the principal preferred provider organization through which our Care Entrée program members receive savings on healthcare services. The loss of Private Healthcare Systems as a preferred provider organization or disruption of our members' access to this preferred provider organization could adversely affect our business. While we currently have a good relationship with Private Healthcare Systems, there are no assurances that this relationship will continue, or that the provider may choose to partner with one of our competitors or compete directly with our Care Entrée program.

Competition for sales representatives as well as in the healthcare products and services offered is becoming more intense.

        Although the medical savings membership industry is in its early stages of development, competition for members is becoming more intense. We offer membership programs that provide products and services similar to or directly in competition with products and services offered by our network marketing competitors as well as the providers of such products and services through other channels of distribution. Although not permitted under the current agreements with our marketing representatives and private label clients, in the future some of our clients may provide, either directly or indirectly through third parties, programs that compete with our Care Entrée programs. Furthermore, marketing representatives have a variety of products that they can choose to market, whether competing with us in the healthcare market or not.

        Our business operations compete in two channels of competition. First, we compete based upon the healthcare products and services offered. These competitors include companies that offer healthcare products and services through membership programs much like those offered by us, as well as large retailers, financial institutions, insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers. Second, we compete with all types of network marketing companies throughout the U.S. for new representatives. Many of our competitors have substantially larger customer bases and greater financial and other resources.

        We provide no assurance that our competitors will not provide healthcare benefit programs comparable or superior to those programs offered by us at lower membership prices or adapt more quickly to evolving healthcare industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete effectively against current and future competitors.

We may become subject to government regulation as a healthcare provider much like an insurance company.

        Our membership and healthcare benefits are offered and sold without license by any federal, state, or local regulatory licensing agency or commission. In comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formulas, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. In the future state insurance regulatory agencies and commissions may determine that our operations are subject to governmental regulation, which may adversely affect our future operations.

We may have exposure and liability relating to non-compliance with the Health Insurance Portability and Accountability Act of 1996.

        In December 2000, The Department of Health and Human Services issued final privacy regulations pursuant to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that became effective in April 2003. HIPAA imposes extensive restrictions on the use and disclosure of individually identifiable health information by certain entities. Also as part of HIPAA, the Department of Health and Human Services has issued final regulations standardizing electronic transactions between health plans, providers and clearinghouses. Health plans, providers and clearinghouses are required to conform their electronic and data processing systems with HIPAA's electronic transaction requirements. These regulations became effective in October 2002. Although we believe we are currently compliant with these regulations, because of their recent effectiveness there is no assurance that we are or will continue to be compliant with these regulations. Furthermore, the cost and other resources required to comply with these regulations may be substantial and may have a material adverse impact on our business operations. Failure to comply with these regulations may result in criminal and civil penalties, fines and injunctive sanctions.

Due to a recent change in our medical and doctor healthcare offerings, we have a fiduciary responsibility to our Total Care and Essential Care members.

        In 2002, we initiated a medical savings program through our Total Care and Essential Care programs that is processed through our subsidiary Foresight as a third-party administrator. In October 2003, in order to address provider acceptance issues and to facilitate and solidify the medical provider's payment process, we initiated a mandatory escrow account policy requiring members to make monthly deposits or to maintain a minimum balance. The funds collected from members are held for the benefit of the member as a source of payment for healthcare services obtained through our Total Care and Essential Care programs. The funds are deposited in escrow accounts at a third-party banking institution and insured for loss with investment grade securities. Under this medical savings program we have a fiduciary responsibility to our members for the safekeeping of the funds held for their benefit, much like a trustee. While we currently track escrow account balances on a member basis, there is no assurance that we will be able to implement and maintain the adequate controls to prevent accounting errors or loss of escrow funds by our members in the case of a failure of these controls. In the event of a loss of these escrow funds due to our failure to implement and maintain adequate internal controls and accounting or otherwise, we will be responsible and liable to the affected members for any loss of funds and any consequential damages suffered by the members (including inability to obtain medical treatment and the consequences thereof), which liability could be substantial and material adversely effect our business and results of operations.

The failure of our network marketing organization to comply with federal and state regulation could result in enforcement action and imposition of penalties, modification of our network marketing system, and negative publicity.

        Our independent marketing representative network organization is subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing representatives) and that advancement within the network marketing system is based on sales of products and services, rather than an equity or securities investment or other non-retail sales related criteria.

        The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

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the evolving interpretations of existing laws and regulations and

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the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution.

        Accordingly, there is the risk that our network marketing system could be found to not comply with applicable laws and regulations, that could then

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result in enforcement action and imposition of penalties,

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require modification of the marketing representative network system,

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result in negative publicity, or

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have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on our sales as well as our financial condition.

The legality of our network marketing organization is subject to challenge by our marketing representatives, which could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on our sales and financial condition.

        Our network marketing organization is subject to legality challenge by the marketing representatives, both individually and as a class. Generally, these challenges would be based on claims that the network organization was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Proceedings resulting from these claims could result in significant defense costs, settlement payments, or judgments, and could have a material adverse effect on us.

The program marketing activities of our subsidiary Foresight are dependent upon our clients.

        In carrying out our program marketing activities through our subsidiary Foresight, Inc., we are dependent upon our clients utilizing our services to design membership programs for their customers. Each marketing program is approved by the client prior to presentation to the client's customers.

        Our client relationships are pursuant to written contracts that typically may be terminated by us or the client upon 90 days' notice prior to the initial two-year anniversary or the one-year anniversary date thereafter without cause and without penalty. Generally, upon termination, the client may not offer similar products or services for a one-year period; however, we are not prohibited from continuing to offer or provide membership services and products directly or indirectly to the client's individual customers. If the agreement is terminated for our default, we are prohibited from renewing memberships and the client has the right to cause us to terminate our relationship with existing program members. Events that constitute default include events outside our control, including acts and omissions by our third-party product and service vendors or providers. There is no assurance that our clients will not terminate their relationships with us or cease to provide additional customer lists for our use in further marketing of new or existing membership programs.

We are currently implementing a new management information system that may result in service disruptions.

        In late 2002 and 2003, we began implementing a new management information system and are currently transitioning to this information system. There is no assurance that we will be able to continue operating without experiencing any disruptions in our operations or that our relationships with our members, marketing representatives or providers will not be adversely affected.

We assumed a contingent tax liability in connection with our merger-acquisition of Foresight.

        In January 1999, Universal Marketing Services, Inc., the former parent of our wholly-owned subsidiary, Foresight, Inc., purchased the outstanding common stock Foresight for $4,540,000. Universal Marketing Services agreed to indemnify the shareholders of Foresight for the increase in federal income taxes and any applicable penalties to the extent that the reported $4,532,000 of the purchase price does not qualify for long-term capital gain treatment. In connection with our merger-acquisition of Foresight, we assumed the indemnification obligation of Universal Marketing Services.

        Upon examination the Internal Revenue Service may take the position that all or a portion of the $4,532,000 should be classified as ordinary income taxable at the maximum federal income tax rate of 39.6% rather than the long-term capital gain 20% rate. In the event the Internal Revenue Service successfully asserts that long-term capital gain classification was improper, we will be required to indemnify the former shareholders.

We have many competitors and may not be able to compete effectively, which may lead to a lack of revenues and discontinuance of our operations.

        We compete with numerous well-established companies that design and implement membership programs. Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs. Some of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to membership programs.

        Due to competitive market forces, we may experience price reductions, reduced gross margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect our business and results of operations and could lead to discontinuance of operations. There can be no assurance that

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we will be able to compete successfully,

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our competitors will not develop membership programs that render our programs less marketable or even obsolete, or

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we will be able to successfully enhance our programs when necessary.

The goodwill recorded in connection with our acquisitions of Capella Group and Foresight may become impaired and require the write-down and recognition of impairment expense which may be substantial.

        In connection with our acquisitions of Capella Group and Foresight, we recorded goodwill, an intangible asset, that at December 31, 2001, had an aggregate asset value of $21,237,444. In the event this goodwill is determined to be impaired for any reason, we will be required to write-down or reduce the value of goodwill and recognize an impairment expense. The impairment expense may be substantial in amount and, in such case, adversely affect the results of our operations for the applicable period and may adversely affect the market value of our common stock.

If we fail to meet the minimum requirements, our common stock will be delisted by Nasdaq and will become tradable on the over-the-counter market, which will adversely affect the sale price of our common stock.

        In order to continue inclusion of our common stock on Nasdaq SmallCap Market minimum listing requirements must be met. In the event these minimum requirements for inclusion are not met, our common stock

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will be delisted and no longer included on the Nasdaq SmallCap Market,

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will then be traded in the over-the-counter market, and

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may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

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the over-the-counter securities are subject to substantial and sudden price increases and

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the price (bid and ask) information for the securities may not be available,

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if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

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the available offered price may be substantially below the quoted bid price.

Consequently, the market price of our common stock will be adversely affected if it ceases to be included on the Nasdaq SmallCap Market.

If our common stock becomes subject to "penny stock" rules, the market price of our common stock will be adversely affected.

        If our common stock is delisted from the Nasdaq SmallCap Market, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

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is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

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has a price per share of less than $5.00 and

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is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase of a penny stock or the sale of a penny stock. Required compliance with these rules will

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materially limit or restrict the ability to resell our common stock, and

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the liquidity typically associated with publicly traded stocks may not exist.

SELLING SHAREHOLDERS

        The following table presents the beneficial ownership of our common stock of the selling shareholders together with their percentage holdings of the outstanding shares. To our knowledge, the selling shareholders have sole voting and investment power with respect to their shares unless otherwise indicated. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns include shares of our common stock that the person has the right to acquire within 60 days of the date of this prospectus (from exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Before the Offering			After the Offering
Name of Selling Shareholder	Shares Beneficially Owned	Percent of Outstanding Shares(1)	Shares Offered	Shares Beneficially Owned	Percent of Outstanding Shares(1)
Judith H. Henkels and Leland S. Chaffin, Jr.(2)	3,494,496	29.5%	77,438	3,417,058	28.9%

*
The percentage is less than 1.0%.

(1)
The percentages shown were rounded to the nearest one-tenth of one percent, based upon the 11,846,030 outstanding shares of common stock as of the date of this prospectus without giving effect to the issuance of any additional shares pursuant to exercise of outstanding warrants and stock options after the date of this prospectus. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)
Judith H. Henkels and Leland S. Chaffin, Jr. are married and they reside in Texas, a community property state. Judith H. Henkels is our President and Chief Executive Officer and one of our directors. Mr. Chaffin and Ms. Henkels are deemed to beneficially own the same number of beneficially owned shares. The beneficially owned shares and percentages include

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3,474,496 shares of common stock owned by Ms. Henkels and Mr. Chaffin, and

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20,000 shares issuable upon exercisable stock options held by Ms. Henkels.

INTEREST OF COUNSEL

        Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma, including the validity of the issuance of the shares of common stock being offered for sale by the selling shareholders. Michael E. Dunn, one of our directors, is a member of Dunn Swan & Cunningham. Mr. Dunn is the owner of 2,000 shares of common stock and holds options exercisable for the purchase of 10,000 shares of our common stock for $1.25 per share on or before December 29, 2005, stock options exercisable on or before August 22, 2006 for the purchase of 10,000 shares of our common stock at $3.55 per share, and 25,000 shares of our common stock for $7.65. The 2,000 shares of our common stock and the commencement of this offering and stock options exercisable for the purchase of 25,000 shares of our common stock were acquired for services as one of our directors. The acquisition of these shares and stock options were unrelated to this offering.

PLAN OF DISTRIBUTION

        The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, trust or partnership distribution or other non-sale related transfer, from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

        Furthermore, pursuant to the amended and restated selling shareholder agreement dated as of March 1, 2002, we have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock transfer, and commissions and discounts, if any, associated with the sale of the shares of common stock. We have agreed to indemnify the selling shareholders against any costs or liabilities incurred by any of them because of the selling shareholder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the selling shareholder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the selling shareholder.

        The foregoing is a summary of the material terms of our agreement with the selling shareholders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

        The holders of the shares of common stock that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

LIABILITY LIMITATIONS AND INDEMNIFICATION
OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Officer and Director Liability

        As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

•
a breach of the director's duty of loyalty to us or our shareholders,

•
acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•
liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

•
any transaction from which the director derived an improper personal benefit, or

•
violations of federal securities laws,

and do not limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

        Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

        We have indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the director or officer (and his executor, administrator and heir) any amount that he or she is or becomes legally obligated to pay because

•
he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•
he was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the director or officer is determined to be liable to us, unless the court in which the legal proceeding was brought determines that the director or officer was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys' fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

WHERE TO FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form SB-2 (No. 333-85808) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the following locations of the Securities and Exchange Commission

Public Relations Room
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

New York Regional Office
233 Broadway
New York, New York 10279
Chicago Regional Office
500 West Madison Street, Suite 1400
Chicago, Illinois 60661.

Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone: (972) 522-2008).

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and through 2002 qualified and reported as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act of 1933. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-15667), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

        We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:

•
our Form 8-K filed with the Commission on January 2, 2003;

•
our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Commission on March 31, 2003;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 14, 2003;

•
our Form 8-K filed with the Commission on June 20, 2003;

•
our definitive preliminary proxy statement on Schedule 14A, filed with the Commission on June 23, 2003;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Commission on August 13, 2003;

•
our Form 8-K filed with the Commission on July 24, 2003;

•
our Form 8-K filed with the Commission on September 25, 2003;

•
our Form 8-K filed with the Commission on November 3, 2003;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Commission on November 14, 2003; and

•
the description of our common stock in the Amendment to Registration Statement on Form 8-A, filed with the Commission on July 31, 2001.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

        We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone: (972) 522-2008).

CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

        We have included some forward-looking statements in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

•
discuss our future expectations;

•
contain projections of our future operating results or of our future financial condition; or

•
state other "forward-looking" information.

        We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in those jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PRECIS, INC.

77,438

SHARES OF COMMON STOCK

PROSPECTUS

Requests for general information or additional copies of this Prospectus should be directed to us by calling or writing us at:

PRECIS, INC.
2040 North Highway 360
Grand Prairie, Texas 75050
Attention: Corporate Secretary
Telephone: (972) 522-2008

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

S.E.C. Registration Fees	$318
N.A.S.D. Filing Fees	—
*State Securities Laws Filing Fees	500
*Printing and Engraving	500
*Legal Fees	15,000
*Accounting Fees and Expenses	1,000
*Transfer Agent's Fees and Costs of Certificates	100
*Miscellaneous	1,000

Total	$18,418

*Estimated

Item 15.  Indemnification of Directors and Officers

        Section 1031 of the Oklahoma General Corporation Act permits (and Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of Registrant or at the request of Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

        The circumstances under which indemnification is granted with an action brought on behalf of Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by Registrant.

        These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act"), in which case such provision is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit No.	Description
4.1	Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company.
10.1	Precis, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on June 23, 2003.
10.2	The Commercial Lease Agreement, dated November 8, 2001, between The Capella Group, Inc. and Assem Family Limited Partnership, incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on March 15, 2002.
10.3	Precis, Inc. 2002 IMR Stock Option Plan, incorporated by reference to the Schedule 14A filed with the Commission on June 26, 2003.
10.4	Precis, Inc. 2002 Non-Employee Stock Option Plan, incorporated by reference to the definitive proxy statement file on Schedule 14A with the Commission on June 26, 2002.
10.5	Letter agreement between Registrant and Stonegate Securities, Inc., dated February 1, 2002, incorporated by reference to Exhibit 10.8 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.6	Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.9 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.7	Amended and Restated Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.10 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.8	Letter agreement among Registrant, Stonegate Securities, Inc., Paul A. Kruger and Randel T. Dunn, dated February 7, 2002, incorporated by reference to Exhibit 1.1 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.9	Selling Shareholder Agreement among Registrant, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of March 1, 2002.*
10.10	Form of Indemnification and Contribution Agreement entered into with each of the executive officers and directors of Registrant, including Judith H. Henkels, Dino Eliopoulos, Bobby R. Rhodes, David P. May, Kent H. Webb, M.D., Eugene E. Becker, J. French Hill, Nicholas J. Zaffiris and Kenneth S. George, incorporated by reference to Exhibit 10.1 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.11	Employment Agreement, dated August 1, 2003, entered into with Judith H. Henkels, incorporated by reference to Exhibit 10.2 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.12	Employment Agreement, dated August 1, 2003, entered into with Dino Eliopoulos, incorporated by reference to Exhibit 10.3 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.13	Employment Agreement, dated August 1, 2003, entered into with Bobby R. Rhodes, incorporated by reference to Exhibit 10.4 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
23.1	Consent of Independent Accountants.
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.

*
Previously furnished.

Item 17.  Undertakings

        (a)   Item 512 of Regulation SB Undertakings:

          (i)    Rule 415 Offering.

    The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                (i)  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

              (iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information.

            (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the end of the offering.

          (ii)   Request for acceleration of effective date.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (iii) Reliance on Rule 430A.

    Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        (b)   Providing of Incorporated by Reference Information

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 12 of this Form, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   Post-Effective Amendment

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Prairie, State of Texas, on the 3rd day of December, 2003.

PRECIS, INC. (REGISTRANT)
By:	/s/ JUDITH H. HENKELS Judith H. Henkels, Chief Executive Officer
By:	/s/ DINO ELIOPOULOS Dino Eliopoulos, Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below (the "undersigned") constitutes and appoints Judith H. Henkels or Dino Eliopoulos, the undersigned's true and lawful attorney-in-fact and agent, with all power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto same attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JUDITH H. HENKELS Judith H. Henkels	Chairman of the Board, Chief Executive Officer and President	December 3rd, 2003
/s/ DINO ELIOPOULOS Dino Eliopoulos	Chief Financial Officer and Director	December 3rd, 2003
/s/ KENT H. WEBB Kent H. Webb	Director	December 3rd, 2003
/s/ EUGENE E. BECKER Eugene E. Becker	Director	December 3rd, 2003
/s/ NICHOLAS J. ZAFFIRIS Nicholas J. Zaffiris	Director	December 3rd, 2003
/s/ J. FRENCH HILL J. French Hill	Director	December 3rd, 2003
/s/ KENNETH S. GEORGE Kenneth S. George	Director	December 3rd, 2003

INDEX TO EXHIBITS

Exhibit Number	Exhibit	Sequentially Numbered Page
4.1	Form of certificate of the common stock of Registrant is incorporated by reference to Exhibit 1.1 of Amendment to Registration Statement on Form 8-A, as filed with the Commission on July 31, 2001.
5.1	Opinion of Dunn Swan & Cunningham, A Professional Corporation, counsel to the Company
10.1	Precis, Inc. 1999 Stock Option Plan (amended and restated), incorporated by reference to the Schedule 14A filed with the Commission on June 23, 2003.
10.2	The Commercial Lease Agreement, dated November 8, 2001, between The Capella Group, Inc. and Assem Family Limited Partnership, incorporated by reference to Exhibit 10.10 of Registrant's Form 10-KSB filed with the Commission on March 15, 2002.
10.3	Precis, Inc. 2002 IMR Stock Option Plan, incorporated by reference to the Schedule 14A filed with the Commission on June 26, 2003.
10.4	Precis, Inc. 2002 Non-Employee Stock Option Plan, incorporated by reference to the definitive proxy statement file on Schedule 14A with the Commission on June 26, 2002.
10.5	Letter agreement between Registrant and Stonegate Securities, Inc., dated February 1, 2002, incorporated by reference to Exhibit 10.8 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.6	Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.9 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.7	Amended and Restated Selling Shareholder Agreement among Registrant, Paul A. Kruger, Randel T. Dunn, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of February 7, 2002, incorporated by reference to Exhibit 10.10 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.8	Letter agreement among Registrant, Stonegate Securities, Inc., Paul A. Kruger and Randel T. Dunn, dated February 7, 2002, incorporated by reference to Exhibit 1.1 of Registrant's Form S-3 Registration Statement (No. 333-83692).
10.9	Selling Shareholder Agreement among Registrant, John F. Luther, Billy Rhodes Trustee of Rhodes Family Trust, Leland S. Chaffin, Jr., Judith H. Henkels and Mary L. Kelly, dated as of March 1, 2002.*
10.10	Form of Indemnification and Contribution Agreement entered into with each of the executive officers and directors of Registrant, including Judith H. Henkels, Dino Eliopoulos, Bobby R. Rhodes, David P. May, Kent H. Webb, M.D., Eugene E. Becker, J. French Hill, Nicholas J. Zaffiris and Kenneth S. George, incorporated by reference to Exhibit 10.1 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.11	Employment Agreement, dated August 1, 2003, entered into with Judith H. Henkels, incorporated by reference to Exhibit 10.2 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.12	Employment Agreement, dated August 1, 2003, entered into with Dino Eliopoulos, incorporated by reference to Exhibit 10.3 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
10.13	Employment Agreement, dated August 1, 2003, entered into with Bobby R. Rhodes, incorporated by reference to Exhibit 10.4 of Registrant's Form 10-Q filed with the Commission on November 14, 2003.
23.1	Consent of Independent Accountants
23.2	Consent of Counsel is included in Opinion of Counsel, Exhibit 5.1 hereto.
24	Power of Attorney included in the signature page.

*
Previously furnished.

QuickLinks

PROSPECTUS SUMMARY
RISK FACTORS
SELLING SHAREHOLDERS
INTEREST OF COUNSEL
PLAN OF DISTRIBUTION
LIABILITY LIMITATIONS AND INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS
WHERE TO FIND ADDITIONAL INFORMATION
CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS